UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TEXAS PACIFIC LAND CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On October 23, 2026, Texas Pacific Land Corporation (the “Company”) mailed a letter to stockholders (the “Stockholder Letter”) regarding the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The Stockholder Letter is available free of charge on the Company’s website, www.texaspacific.com/investors. A copy of the Stockholder Letter is provided below.

October 23, 2026

Dear Fellow TPL Stockholder,

The 2026 Annual Meeting of Stockholders of Texas Pacific Land Corporation (“TPL” or the “Company”) is scheduled to be held on November 5, 2026. At this year’s Annual Meeting, we’re asking stockholders to make Texas our official home by approving a proposal to convert TPL from a corporation organized under the laws of Delaware to a corporation organized under the laws of Texas.

TPL’s roots in Texas date back to 1888 when the Company was organized as a business trust to receive land previously owned by the Texas and Pacific Railway Company. In 2021, TPL reorganized the trust into a corporation formed under the laws of the State of Delaware—a common legal home for public corporations. Beginning with and since the reorganization, TPL has undergone significant changes to modernize its governance framework. The Company increasingly enhanced stockholder rights and board accountability through board declassification, stockholder representation on the board, special meeting rights, board refreshment guidelines and proxy access policies. TPL’s governance journey reflects an ongoing effort to align its practices with its stockholders’ interests and modern public company governance standards. While the Texas redomestication would change the Company’s state of incorporation, it would not change the Company’s commitment to effective governance or accountability to stockholders.

While TPL has no meaningful connection to Delaware other than its current state of incorporation, TPL’s connection to Texas runs deep. TPL is one of the largest private landowners in the state, with approximately 894,000 acres across 23 counties. Our headquarters, management team, employees, business operations, majority of the Board of Directors and virtually all of our land holdings are in Texas. Operationally and practically, Texas is TPL’s home. And in our view, there is no better legal home for the Company than Texas.

Texas is one of the most business-friendly states in the country. And, over the last several years, Texas has created a modern, efficient business court system and developed a legal framework that emphasizes clarity and common-sense governance. As a result, Texas has emerged as an attractive legal home for many public companies like TPL.

Our Board, which includes a representative of TPL’s largest stockholder, Horizon Kinetics Holding Corporation, recognized these developments and, after careful consideration, unanimously determined that the time was right to align TPL’s legal home with its history, identity and physical footprint by redomesticating to Texas.

The proposed redomestication to Texas would preserve important rights and protections that our stockholders currently have, including annual director elections, a “majority of votes cast” voting standard in uncontested director elections and the right of stockholders to nominate director candidates, submit business proposals, call special stockholder meetings and amend the Company’s bylaws.

The Board believes that redomesticating to Texas would formalize and strengthen TPL’s longstanding connection to the state and deliver important benefits for the Company and its stockholders. We urge you to vote today “FOR” the Texas redomestication proposal (Proposal 4) to help bring TPL home to Texas.

Sincerely,

The Texas Pacific Land Corporation Board of Directors

Important Information About the Annual Meeting and Where to Find It

In connection with the Annual Meeting, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on September 25, 2026. In addition, the Company may also file other relevant documents with the SEC regarding the Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Proxy Statement and other relevant documents have been or will be sent or given to the Company’s stockholders as of the record date established for voting. Investors and stockholders may also obtain a free copy of the Proxy Statement and other documents filed by the Company at its website, www.texaspacific.com, or at the SEC’s website, www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of Investor Relations, 2699 Howell Street, Suite 800, Dallas, Texas 75204 or by calling (214) 969-5530.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 18, 2026. To the extent holdings of common stock by the Company’s directors and executive officers have changed from the amounts of common stock held by such persons as reflected in the Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Proxy Statement.

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